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                                  EXHIBIT 23

                         Independent Auditors' Consent


The Board of Directors and Shareholders
Diametrics Medical, Inc.:


We consent to the incorporation by reference in the Registration Statement (No. 333-33257) on Form S-3 of Diametrics Medical, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Diametrics Medical, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-K of Diametrics Medical, Inc.


                                  /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 27, 1998